EXHIBIT 11-.1

                              WIRELESS ONE, INC.
                  EARNINGS PER SHARE COMPUTATION INFORMATION


                                                       1995                   1996                    1997
                                                   --------------        ----------------        ---------------
Net loss                                           $  (7,692,474)        $ (39,670,395)          $ (89,139,841)
Preferred stock dividend and
   discount accretion                                   (786,389)                   -                       -
                                                   --------------        ----------------        ---------------
Net loss applicable to common stock                   (8,478,863)          (39,670,395)            (89,139,841)
                                                   ==============        ================        ===============
   Basic and diluted weighted average common
      shares outstanding                               4,187,736            14,961,934              16,940,374
                                                   ==============        ================        ===============
   Basic and diluted loss per common share         $       (2.02)        $       (2.65)          $       (5.26)
                                                   ==============        ================        ===============



The above earnings per share (EPS) calculations are submitted in accordance with SFAS No. 128.. An EPS calculation in accordance with Regulation S-K item 601 (b) (11) is not shown above because it produces an antidilutive result. The following information is disclosed for purposes of calculating the antidilutive EPS:



Basic and diluted weighted average common
     shares outstanding                              4,187,736              14,961,934              16,940,374

Shares issuable upon exercise
     of options and warrants                           306,815                 507,407               8,036,231
                                                 --------------          --------------          ---------------
Weighted average shares
     outstanding                                     4,494,551              15,469,341              24,976,605
                                                 ==============          ==============          ===============

Net loss per common share                        $       (1.71)          $       (2.56)          $       (3.57)
                                                 ==============          ==============          ===============